Exhibit 3.1

KANSAS SECRETARY OF STATE
DOMESTIC FOR PROFIT CORPORATION CERTIFICATE OF AMENDMENT

All information must be completed or this document will not be accepted for filing.

1.  Name of the corporation:

Knight Inc.

2.  The articles of incorporation are amended as follows:

Article One of the Articles of Incorporation of the Corporation is hereby amended and restated to read in its entirely as follows:

The name of the corporation (the “Corporation”) is Kinder Morgan, Inc.

The amendment was duly adopted in accordance with the provisions of K.S.A. 17-6602.

I declare under penalty of perjury under the laws of the state of Kansas that the foregoing is true and correct.

Executed on the 15th day of July, 2009.

/s/ Richard D. Kinder
Authorized officer